UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MORGAN STANLEY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Thomas R. Nides	1585 Broadway
Managing Director	New York, NY 10036
Chief Administrative Officer

March 27, 2009
Dear [                 ]:

The Board of Directors is asking shareholders to approve an additional 25 million shares for issuance under our 2007 Equity Incentive Compensation Plan at our annual shareholders meeting.  The Board strongly believes that approval of these additional shares is crucial to the Firm’s ongoing success.

We realized a tremendous opportunity when we announced the joint venture early this year combining our global wealth management business with Citigroup’s Smith Barney unit, thus advancing our long-term corporate strategy, with more than 20,000 high-quality financial advisers and $1.4 trillion in client assets.

As a result of this transaction, thousands of employees will be joining our workforce and we need to reevaluate the sufficiency of shares available for grant under the 2007 Plan.  In order to continue to grant equity awards through the next year – to Morgan Stanley as well as to joint venture employees – the Board is asking shareholders to approve an additional 25 million shares for issuance under our 2007 Plan.

The use of equity is critically important for several reasons:

•	At Morgan Stanley, equity awards help to foster an ownership culture and are a critical tool in driving shareholder value and in recruiting, retaining and motivating top talent.

•
As stated above, the remaining shares under the 2007 Plan are not expected to cover equity awards that might be made through the next year, including among the additional Smith Barney employees joining our wealth management joint venture.

•	The additional shares requested are intended to cover grants through the next year, at which point we expect to come back to shareholders for approval of additional shares for the following year.

Additional information is provided in the attached document.  Please support our efforts by voting FOR amendment of the Plan, as well as by following the Board’s voting recommendations on the other agenda items.  If you need assistance in voting your shares, please contact our proxy solicitors at (800) 487-4870 or (877) 750-5837.   Thank you.

Sincerely,